Exhibit 99.1
Investor Relations Contacts Eldon M. Bullington Align Technology, Inc. (408) 470-1108 ebullington@aligntech.com	Press Contact Shannon Henderson Ethos Communication, Inc. (678) 417-1767 shannon@ethospr.com
Matthew Clawson Allen & Caron, Inc. (949) 474-4300 matt@allencaron.com

Align Technology Signs Agreement for $18 Million
in Private Placement of Common Stock

Existing Investors Agree to Purchase 9.5 Million Shares at a Premium to Market;
Company Affirms Guidance for Fourth Quarter 2002 and Full Year 2003

Santa Clara, Calif. - November 15, 2002 -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign®, a proprietary method of straightening teeth without wires and brackets, announced today that it has signed a definitive agreement for a private placement of common stock to a group of institutional investors led by existing shareholders, raising approximately

$18 million. The group of investors was led by The Carlyle Group of Washington, DC, Kleiner Perkins Caufield & Byers of Menlo Park, California, and Gund Investment Corporation, headquartered in Princeton, New Jersey.

The transaction involves the sale of 9.5 million newly issued shares of Align common stock at a price of $1.90 per share, a premium to the recent trading range of ALGN shares on Nasdaq. The shares will not be registered for resale with the Securities and Exchange Commission until one year from the closing date.

Align President and Chief Executive Officer Thomas M. Prescott said that the funds raised will be used primarily to fuel the continued growth of Invisalign in its core orthodontic and dental markets and for working capital needs as the company nears profitability during the coming quarters. The Company also expects to complete a revolving credit and equipment financing facility totaling approximately $10 - $15 million in the near future.

"We believe that this round of funding and the soon to be completed credit facility eliminate any perceived financing risk associated with our operation and will give us the capital structure necessary to execute our plan. The continued support of our existing shareholders and the overall quality of our institutional investor base demonstrate strong endorsement for our operational and marketing initiatives. The willingness of these institutions to invest at a premium to market price is a further indication of their confidence in the prospects of our products and our Company."

The Company has also reaffirmed existing financial guidance for the remainder of 2002 as well as 2003. More specifically, as stated in the October 24, 2002 investor conference call, the Company expects to achieve revenues of approximately $22 million in the fourth quarter 2002 and gross margins of 50 to 52 percent. This will bring total revenues for 2002 to approximately $75 million.

For 2003, the Company expects revenues of $100 to$105 million with gross margins exceeding 60 percent by the end of the year. With a diligent focus on spending throughout 2003, losses are expected to decline significantly throughout 2003, allowing the Company to achieve profitability by the fourth quarter of 2003. Projections provided do not include the effects of restructuring charges or stock-based compensation.

About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary new method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor, please visit www.invisalign.com or call 1-800-INVISIBLE.

This news release may contain forward-looking statements based on Align Technology's current expectations. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include Align Technology's ability to achieve profitability, the ability to control costs and continue to achieve efficiencies, the adoption by orthodontists, dentists, and consumers of Invisalign, Align Technology's successful enforcement of its intellectual property and avoidance of infringement on third party patents, Align Technology's ability to establish and maintain reliable, high-volume manufacturing capacity in the U.S. and internationally and Align Technology's ability to manage its significant growth and retain its key personnel. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Align Technology's Annual Report on Form 10-K, Quarterly Report on Form 10-Q, as well as in other reports and documents filed from time to time with the Securities and Exchange Commission.

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